8th Floor, 701 Evans Avenue
Toronto, Ontario
Canada M9C 1A3
Telephone: (416) 626-6000 Fax: (416) 626-8650
www.mscm.ca
Jack C. Cooper
James H.B. Glover
Patricia A. Kajda
Alex R. Makuz
James M. Molyneux
Sandra A. Solecki
January 24, 2006	Rosario A. Suppa
David C. Thorman

Mr. Marc Hazout
Silver Dragon Resources, Inc.
1121 Steeles Avenue West
Suite 803
Toronto, Ontario
M2R 3W7

Dear Mr. Hazout:

Re: Resignation as Auditor

This purpose of this letter is to formally resign as auditors of Silver Dragon Resources, Inc. effective immediately. As previously discussed, the firm decided to withdraw as a firm registered with the Public Company Accounting Oversight Board to audit SEC registrants.

The audit reports issued by this firm for the years ended December 31, 2003 and December 31, 2004 contained no adverse opinions, no disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles except that the reports raised substantial doubt about the Company's ability to continue as a going concern. There have been no disagreements between our firm and the Company during the period we were engaged as auditors.

Yours truly,
MOORE STEPHENS COOPER MOLYNEUX LLP

Sandy A. Solecki

An independently owned and operated member of Moore Stephens North America, Inc. - members in principal cities throughout North America
Moore Stephens North America, Inc. is a member of Moore Stephens International Limited - members in principal cities throughout the world